February 9, 2023

Dear Mr. Lawton,

This letter agreement (this “Letter Agreement”) memorializes our discussions and agreement concerning the employment agreement (the “Employment Agreement”), entered into as of December 4, 2019, by and between you and Tractor Supply Company (the “Company”). While the term of the Employment Agreement expired effective as of January 13, 2023, pursuant to this Letter Agreement, you and the Company hereby agree to continue your employment with the Company on the terms set forth in the Employment Agreement, except as expressly provided herein.

1.Definitions. Unless otherwise defined in this Letter Agreement, capitalized terms used herein shall have the meanings assigned to them in the Employment Agreement.

2.Amendment to Article II. Article II of the Employment Agreement and the term “Effective Date” are hereby amended and restated as follows:

Subject to termination pursuant to Article IV hereof, the Executive’s employment by the Company pursuant to this Agreement (as the same may be extended, the “Term”) shall begin on February 9, 2023 (the “Effective Date”) and continue until the third anniversary of the Effective Date; provided, however, that the Term shall be automatically extended for successive one‑year periods on each anniversary of the Effective Date (such that upon each extension, the Term shall expire on the third anniversary of the date of such extension) unless the Company shall have given notice of non-extension to the Executive at least sixty (60) days prior thereto.

3.Amendment to Section 3.1. Section 3.1 of the Employment Agreement is hereby amended and restated as follows:

(a) Base Salary. The Company shall pay the Executive base salary at the rate of $1,250,000.00 per annum (“Minimum Base Salary”), payable in accordance with the Company’s ordinary payroll policies. The Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board and may be increased in the sole discretion of the Board (such base salary, as the same may be increased, is hereinafter referred to as the “Base Salary”); provided, however that the Base Salary shall at no time during the Term be below the Minimum Base Salary. Any increases in Base Salary that are memorialized in the minutes of the Board shall be incorporated herein by reference without further action by the Executive or the Company.
(b) Bonus. The Executive shall be eligible to participate in such bonus plans during the Term as the Board may determine appropriate for executive officers of the Company. Throughout the Term, the Executive’s annual target bonus percentage shall be no less than 150% of the Minimum Base Salary; provided, however, that payment of any bonus shall remain subject to such performance and other criteria as may be established by the Board in accordance with the applicable plan or arrangement.

(c) Equity. The Executive shall be eligible to participate in such equity incentive plans during the Term as the Compensation Committee may determine appropriate for executive officers of the Company.

4.Amendment to Section 4.5. Section 4.5 of the Employment Agreement is hereby amended and restated as follows:

The Executive’s employment pursuant to this Agreement may be terminated by the Company upon thirty (30) days’ prior written notice without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive’s employment is terminated pursuant to this Section 4.5 during the Term, the Executive shall be entitled to receive: (i) Base Salary to be provided to the Executive under this Agreement through the second anniversary of the Date of Termination, payable in a lump sum within sixty (60) days following the Executive’s Date of Termination; (ii) an amount equal to two (2) times the Executive’s target cash bonus opportunity for such year multiplied by the average of the bonus percentage applied to other executive officers’ target cash bonuses for the prior three (3) fiscal years pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the Date of Termination, payable in a lump sum within sixty (60) days following the Executive’s Date of Termination; (iii) in lieu of any benefits continuation following Termination, the Company shall pay a lump sum payment, in cash, equal to the estimated cost of procuring for the Executive and his dependents life, disability, accident and health insurance benefits for a period of two (2) years following the Date of Termination, payable in a lump sum within sixty (60) days following the Executive’s Date of Termination; and (iv) any other unpaid benefits to which the Executive is otherwise entitled under any other plan, policy or program of the Company applicable to the Executive as of the Date of Termination, in accordance with the terms of such plan, policy or program. In addition, subject to the last sentence of this Section 4.5, the vesting of all then outstanding options to acquire stock of the Company and all then outstanding restricted shares of stock and restricted stock units of the Company held by the Executive and scheduled to vest during the twelve (12)‑month period following the Date of Termination shall be accelerated, and any such options shall remain exercisable until the earlier of (x) the second (2nd) anniversary of the Date of Termination and (y) the otherwise applicable normal expiration date of such option (these rights together with the payments and benefits enumerated in subsections (i) through (iv) of the preceding sentence shall be referred to as the “Severance Payments”). The foregoing provision shall not apply to extend the expiration date of any option that is outstanding (whether vested or unvested) as of the date hereof and that is intended to qualify as an “incentive stock option” under Section 422 of the Code. For the avoidance of doubt, settlement of any restricted stock units, the vesting of which is accelerated pursuant to this Agreement, shall occur upon vesting pursuant to this Section 4.5, subject to any previous legally binding deferral election or contrary payment date provided for in the applicable award agreement regarding such units or other delay required by Section 409A of the Code. As conditions precedent to receiving the Severance Payments contemplated by this Section 4.5, (a) the Executive agrees to sign, at the time of termination of his employment, a customary release of claims in favor of the Company, its directors and officers and (b) all applicable revocation periods shall have ended prior to the scheduled receipt of any Severance Payment. Anything to the contrary herein notwithstanding, the vesting of any performance share units or performance-based restricted stock or performance-based restricted stock unit awards shall vest according to the terms of the applicable award agreement.

5.Miscellaneous. This Letter Agreement constitutes an amendment of the Employment Agreement. Except as otherwise provided herein, the Employment Agreement shall apply in accordance with its terms.

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Please indicate your agreement with the foregoing terms of this Letter Agreement by signing where indicated below.

Sincerely,

TRACTOR SUPPLY COMPANY

By: Cynthia T. Jamison
Title: Chairman of the Board

Acknowledged and Agreed:

______________________
Name: Harry A. Lawton III